Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK
OF
GENERAL MOTORS COMPANY
(Pursuant to Section 151(g) of the
Delaware General Corporation Law)

General Motors Company, a Delaware corporation (the “Corporation”) does hereby certify that the following resolutions were duly adopted by the Corporation’s Board of Directors:

Resolved, that no shares of the Corporation’s Series A Fixed Rate Cumulative Perpetual Preferred Stock are outstanding and that no shares of such stock will be issued subject to the certificate of designations previously filed with respect to such stock.
Resolved, that each officer of the Corporation (acting alone) is hereby authorized to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Corporation’s certificate of incorporation all matters set forth in the certificate of designations with respect to the aforementioned series of preferred stock of the Corporation.
[Signature Page Follows]

In witness whereof, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer on the date set forth below.

GENERAL MOTORS COMPANY

By: /s/ Rick E. Hansen
Name: Rick E. Hansen
Title: Corporate Secretary

Date:    August 30, 2017